Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 2, 2017 (the “Effective Date”), is entered into by and between Bankrate, Inc., a Delaware corporation (the “Company”), and Kenneth S. Esterow (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Executive Agreement, dated as of September 3, 2013 and amended as of December 31, 2013 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Executive to perform certain services for the Company, and Executive desires to continue to be employed by the Company; and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. Employment of Executive; Term. The Company hereby employs Executive as President and Chief Executive Officer, and Executive hereby accepts such employment by the Company, under the terms of this Agreement. The initial term of employment hereunder (the “Initial Term”) shall commence as of the Effective Date and shall terminate on December 31, 2019; provided, however, that, as of the date on which the Initial Term expires and each anniversary thereof (each, a “Renewal Date”), such term of employment shall be extended for an additional year, unless either party gives at least 12 months’ written notice prior to such Renewal Date of its intention not to further extend such term (the Initial Term and each subsequent extension, collectively, the “Term”); and provided, further, that the Company may not give a notice of non-renewal of the Term during the two-year period following a Change in Control (as defined in the Company’s 2015 Equity Compensation Plan) (any such two-year period, a “Protected Period”) or in anticipation of a Change in Control. Notwithstanding the foregoing provisions of this Section 1, the Term shall automatically terminate upon a termination of Executive’s employment with the Company and its affiliates pursuant to Section 7 for any reason.

2. Duties and Location.

(a) Executive’s duties will consist of duties normally associated with the position identified in Section 1. Executive shall report to the Board of Directors of the Company (the “Board”). Executive shall devote Executive’s full business time to the Company’s business and shall not engage in any activity that conflicts or interferes with the performance of Executive’s obligations under this Agreement as determined in the discretion of the Compensation Committee (the “Committee”) of the Board or serve on any for-profit board of directors without the express written consent of the Committee; provided, however, that Executive may engage in non-profit or charitable activities, so long as such activities do not materially interfere with Executive’s employment under this Agreement and are not in competition with the Company and its affiliates.

(b) Executive agrees that Executive shall at all times faithfully and to the best of Executive’s ability and experience perform all of the duties that may be required of Executive pursuant to the terms of this Agreement.

(c) Executive will initially perform services hereunder from the Company’s offices in New York, NY, subject to reasonable travel for Company business.

3. Base Salary. Executive shall receive a base salary during the Term of $550,000 per annum (such base salary, as it may be increased from time to time, the “Base Salary”), which amount may be increased (but not decreased) at the discretion of the Committee. The Base Salary shall be paid to Executive by the Company in accordance with the Company’s regular payroll practice as in effect from time to time.

4. Annual Bonus. Executive shall be eligible to participate in an annual bonus program generally available to executive officers of the Company for each fiscal year ending during the Term, as approved at the discretion of the Committee, with a target bonus equal to 110% of the Base Salary (such target bonus, as it may be increased from time to time, the “Target Bonus”), which percentage may be increased (but not decreased) at the discretion of the Committee. The annual bonus payable pursuant to this Section 4 shall be paid to Executive at the same time as payment of annual bonuses is made to other similarly situated executives of the Company and in no event later than March 15th of the year following the year for which such annual bonus is awarded, unless Executive elects to defer receipt of such annual bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5. Equity Compensation and Executive Benefits.

(a) Executive shall be entitled to participate in the employee benefit plans of the Company as shall be in effect for similarly situated executives of the Company generally from time to time, subject to the terms and conditions of each such plan. Executive shall be entitled to paid vacation each year in accordance with Company policy as in effect from time to time.

(b) Executive shall be eligible to participate in the Company’s equity compensation plans that are available to similarly situated executives of the Company generally from time to time, and shall be eligible for awards thereunder in accordance with the terms and provisions of such plans.

6. Expenses. Executive shall be reimbursed by the Company monthly for the ordinary and necessary reasonable business expenses incurred by Executive in the performance of Executive’s duties for the Company, including travel and lodging expenses, meals, client entertainment, and cell phone expenses, all in accordance with Company policy; provided that Executive shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, in the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

7. Termination.

(a) Executive’s employment shall terminate automatically if Executive dies during the Term. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice in accordance with Section 26 of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”); provided that, within 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” means any mental or physical disability of Executive that prevents Executive from performing substantially all of Executive’s duties hereunder for a period of 120 consecutive days or 180 days during any one year.

(b) The Company may terminate Executive’s employment during the Term with or without Cause. For purposes of this Agreement, “Cause” means:

(i) Executive’s material breach of this Agreement, which breach is not cured within ten days of receipt of written notice to Executive specifying the nature of such breach in reasonable detail;

(ii) Executive’s dishonesty, fraud, malfeasance, gross negligence, or misconduct, which, in the reasonable judgment of the Board, has caused, or is likely to cause, material injury to the Company or the business reputation of the Company;

(iii) Executive’s willful failure to (A) follow the lawful direction (consistent with Executive’s duties) of the Board or (B) comply in all material respects with the lawful policies, procedures, and rules of the Company, as the same have been communicated to Executive in writing, which failure, in the case of either clause (A) or (B), is not cured within ten days of receipt of written notice to Executive specifying the nature of such failure in reasonable detail; or

(iv) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

For purposes of this Section 7(b), no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or, if the Company is not the ultimate parent corporation of the affiliates of the Company and is not publicly traded, the board of directors (or equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of a senior officer of the Company, or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or its affiliates. The cessation of employment of Executive during a Protected Period shall not be deemed to be with Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding Executive, if Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, Executive is guilty of the conduct described in this Section 7(b), and specifying the particulars thereof in detail.

(c) Executive may terminate Executive’s employment during the Term with or without Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s consent:

(i) during a Protected Period, a material reduction in Executive’s Base Salary, Target Bonus, or long-term incentive opportunity, in each case, as in effect immediately prior to the consummation of the applicable Change in Control;

(ii) the failure by the Company to allow Executive to participate in the Company’s employee benefit plans generally available from time to time to executives of the Company;

(iii) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement;

(iv) relocation of Executive to an office more than 20 miles from Executive’s office as of the date hereof;

(v) reduction of Executive’s title, or material reduction of Executive’s duties or responsibilities with the Company; or

(vi) a material breach by the Company of any provision of this Agreement.

To invoke a termination with Good Reason, (A) Executive shall provide written notice to the Company of the existence of one or more of the conditions described in Sections 7(c)(i) through 7(c)(vi) within 30 days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and (B) the Company shall have 30 days following receipt of such written notice during which it may remedy the condition if such condition is reasonably subject to cure (the “Company Cure Period”). If the Company fails to remedy the condition constituting Good Reason during the Company Cure Period, Executive must terminate Executive’s employment, if at all, within 30 days following such expiration of the Company Cure Period for such termination as a result of such condition to constitute a termination with Good Reason.

(d) Any termination of Executive’s employment by the Company with Cause, or by Executive with Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 26. For purposes of this Agreement, “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.

(e) For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by the Company with Cause, or by Executive with Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, which Date of Termination shall be not more than 30 days after the later of the delivery of the Notice of Termination and the expiration of the applicable cure period, if any, and, in the case of a resignation by Executive with Good Reason, shall not be earlier than the expiration of the Company Cure Period, unless the Company has notified Executive that it is not going to cure, (ii) if Executive’s employment is terminated by the Company without Cause (and not due to death or Disability), the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date that is 30 days after the delivery of the Notice of Termination (or such earlier date as elected by the Company following delivery of the Notice of Termination), and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be.

8. Obligations of the Company upon Termination.

(a) If, other than during a Protected Period, Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive with Good Reason, then the Company shall pay or provide to Executive the following:

(i) A lump sum cash payment consisting of: (A) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid; and (B) any annual bonus earned by Executive for a prior award period, but not yet paid to Executive (other than any portion of such annual bonus subject to a prior irrevocable deferral election under any deferred compensation arrangement subject to Section 409A of the Code, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations shall be paid to Executive within 15 days following the Date of Termination.

(ii) Subject to Section 8(e), an amount in cash equal to the product of (A) 1.5 multiplied by (B) Executive’s Base Salary as in effect immediately prior to such termination, which amount shall be paid to Executive in three equal installments on each of (1) the date that is 55 days following the Date of Termination, (2) the date that is six months following the Date of Termination, and (3) the date that is 12 months following the Date of Termination.

(iii) Subject to Section 8(e), an amount in cash equal to the product of (A) the actual annual bonus that Executive would have earned (based upon actual performance) in respect of the fiscal year in which the Date of Termination occurs if Executive had remained employed with the Company and its affiliates through the time such bonuses are paid multiplied by (B) a fraction, the numerator of which is the number of days Executive was employed with the Company and its affiliates during such fiscal year and the denominator of which is the number of days in such fiscal year (the “Prorated Annual Bonus”), which amount shall be paid at the same time annual bonuses are paid to similarly situated executives of the Company; provided, however, that, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the annual bonus for the fiscal year in which the Date of Termination occurs, then for all purposes of this Section 8 (including this Section 8(a)(iii) and Section 8(b)(iii)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the Prorated Annual Bonus and such portion shall be considered an Other Benefit (as defined below).

(iv) Subject to Section 8(e), an amount in cash equal to the product of (A) 1.67 multiplied by (B) the sum of (1) the excess of the monthly cost (as of the Date of Termination) to provide Executive and Executive’s dependents with continuation coverage under the health plan in which Executive was eligible to participate as of the Date of Termination under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) over the monthly employee contribution paid by Executive for such coverage prior to the Date of Termination, plus (2) the monthly cost of providing Executive with coverage under the Company’s executive medical benefit program as of the Date of Termination, multiplied by (C) 18, with such amount to be paid on the 55th day following the Date of Termination.

(v) Subject to Section 8(e), reasonable outplacement services in an amount not to exceed $20,000; provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination.

(vi) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, practice, contract, or agreement of the Company and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) If, during a Protected Period, Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive with Good Reason, then the Company shall pay or provide to Executive the following:

(i) The Accrued Obligations, which shall be paid to Executive within 15 days following the Date of Termination.

(ii) Subject to Section 8(e), an amount in cash equal to the product of (A) 2.0 multiplied by (B) the sum of (1) Executive’s Base Salary as in effect immediately prior to such termination (or, if higher, as in effect immediately prior to the consummation of the applicable Change in Control) and (2) Executive’s Target Bonus as in effect immediately prior to such termination (or, if higher, as in effect immediately prior to the consummation of the applicable Change in Control), which amount shall be paid to Executive in a lump sum on the 55th day following the Date of Termination; provided that in the event the applicable Change in Control is not a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder, then a portion of such amount equivalent to the amount that would have been payable to Executive under Section 8(a)(ii) upon a qualifying termination event thereunder shall (rather than be being paid on such 55th day) be paid on the same schedule as contemplated by Section 8(a)(ii); and provided, further, that, in the event the applicable Change in Control is a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder, $550,000 of such amount shall (rather than being paid on such 55th day) be paid in two equal installments on the date that is six months following the Date of Termination and the date that is 12 months following the Date of Termination (in each case, with interest at the short-term rate under Section 1274(d) of the Code in effect as of the Date of Termination, from the 55th day following the Date of Termination through the date of payment).

(iii) Subject to Section 8(e) and the proviso set forth in Section 8(a)(iii), an amount in cash equal to the Prorated Annual Bonus; provided that such amount shall be determined based upon Executive’s Target Bonus as in effect immediately prior to the Date of Termination (or, if higher, as in effect immediately prior to the consummation of the applicable Change in Control), rather than actual performance, and shall be paid on the 55th day following the Date of Termination.

(iv) Subject to Section 8(e), an amount in cash equal to the product of (A) 1.67 multiplied by (B) the sum of (1) the excess of the monthly cost (as of the Date of Termination) to provide Executive and Executive’s dependents with continuation coverage under the health plan in which Executive was eligible to participate as of the Date of Termination under COBRA over the monthly employee contribution paid by Executive for such coverage prior to the Date of Termination, plus (2) the monthly cost of providing Executive with coverage under the Company’s executive medical benefit program as of the Date of Termination (or, if greater, as of immediately prior to the consummation of the applicable Change in Control), multiplied by (C) 24, with such amount to be paid on the 55th day following the Date of Termination.

(v) Subject to Section 8(e), reasonable outplacement services in an amount not to exceed $20,000; provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination.

(vi) The Other Benefits, as set forth in Section 8(a)(vi).

(c) If Executive’s employment is terminated due to Executive’s death or Disability, then the Company shall pay or provide Executive (or, if applicable, Executive’s estate or beneficiaries) the Accrued Obligations, the Prorated Annual Bonus, and the Other Benefits, at the time or times set forth in Sections 8(a)(i), 8(a)(iii), and 8(a)(vi), respectively, and shall have no other severance obligations under this Agreement.

(d) If the Term and Executive’s employment is terminated by the Company with Cause or by Executive without Good Reason, then the Company shall pay or provide Executive the Accrued Obligations and the Other Benefits, at the time or times set forth in Sections 8(a)(i) and 8(a)(vi), respectively, and shall have no other severance obligations under this Agreement.

(e) As a condition to the Company’s obligation to pay or provide the amounts or benefits set forth in Sections 8(a)(ii), 8(a)(iii), 8(a)(iv), 8(a)(v), 8(b)(ii), 8(b)(iii), 8(b)(iv), and 8(b)(v) Executive shall:

(i) Within 45 days following the Date of Termination, execute and deliver (and not subsequently revoke) a Separation and Release Agreement in substantially the form attached hereto as Exhibit A.

(ii) Comply with Sections 11 and 12; provided that this Section 8(e)(ii) shall not apply during a Protected Period, it being understood that this proviso is simply a limitation of remedies and does not release Executive from Executive’s obligation to comply with Sections 11 and 12 during a Protected Period.

(f) Upon any termination of Executive’s employment with the Company for any reason, Executive shall promptly resign from any position as an officer, director, or fiduciary of the Company or any of its affiliates.

(g) Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Company or its affiliates and for which Executive may qualify. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Section 8(a) or 8(b), Executive shall not be entitled to any severance pay or benefits under any severance plan, program, or policy of the Company and its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

9. Work Product. All Work Product (defined below) shall be work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Executive agrees to perform, during or after termination of Executive’s employment by the Company, such further acts as may be necessary or desirable to transfer, perfect, and defend the

Company’s ownership of the Work Product as requested by the Company. For purposes of this Agreement, “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights, and other property rights, created or developed in whole or in part by Executive, while employed by the Company and its affiliates, within the scope of Executive’s employment or that otherwise relates in any manner to the business or projected business of the Company and its affiliates.

10. No Mitigation; No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

11. Trade Secrets and Confidential Information.

(a) During the course of Executive’s employment with the Company, the Company and its affiliates may disclose to Executive Trade Secrets and Confidential Information (each, as defined below). The Trade Secrets and the Confidential Information of the Company and its affiliates are the sole and exclusive property of the Company and its affiliates (or a third party providing such information to the Company or its applicable affiliate). The disclosure of the Trade Secrets and the Confidential Information of the Company and its affiliates to Executive does not give Executive any license, interest, or rights of any kind in the Trade Secrets or Confidential Information.

(b) Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company and its affiliates while Executive is an employee of the Company. Executive shall hold in confidence the Trade Secrets and Confidential Information of the Company. Except in the performance of services for the Company and its affiliates, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company and its affiliates or any portion thereof.

(c) The obligations under this Agreement with regard to the Trade Secrets of the Company and its affiliates remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of the Company shall remain in effect while Executive is employed by the Company and its affiliates and thereafter.

(d) Executive agrees to return to the Company, upon Executive’s resignation, termination, or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

(e) As used herein, “Trade Secrets” means information of the Company and its affiliates, and their respective licensors, suppliers, clients, and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the business of the Company and its affiliates if disclosed. The term “Confidential Information” includes, but is not limited to, information concerning the Company’s (and its affiliates’) financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures.

(g) Notwithstanding the foregoing, the provisions of this Section 11 do not apply to information that (i) is general knowledge in the Company’s industry, (ii) has been disclosed to Executive by third parties who are unrelated to the Company and who are not bound by agreements of confidentiality with respect thereto, and (iii) Executive is required to disclose by law (but only to the extent required by law).

12. Restrictive Covenants.

(a) Executive agrees that for so long as Executive is employed by the Company or any of its affiliates and for a period of one year thereafter (collectively, the “Restricted Period”), Executive will not, individually or on behalf of any person, firm, partnership, association, business organization, corporation, or other entity engaged in the Business (as defined below) of the Company or its affiliates, engage in or perform, anywhere within the United States, Canada, and any other such region in which the Company or its affiliates operates, any activities that are competitive with the Business of the Company or its affiliates. Nothing herein shall be construed to prohibit Executive from acquiring shares of capital stock of any public corporation; provided that such investment does not exceed 5% of the stock of such public corporation.

(b) Executive agrees that, during the Restricted Period, neither Executive nor any company or other entity controlled by Executive (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with the Company and its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever, (ii) hire or employ any person who accepts employment with the Company and its affiliates, (iii) solicit or induce, or attempt to solicit or induce, any customer of the Company and its affiliates not to purchase any goods or products with respect to the Company and its affiliates, or (iv) otherwise impede or interfere in any way with any customer relationship of the Company or any of its affiliates with respect to the Company and its affiliates.

(c) Executive agrees not to disparage the Company or its affiliates in any way, other than as part of the judicial, arbitration, or other dispute resolution process in connection with any litigation, mediation, arbitration, or other judicial proceeding arising under any claim brought in connection with this Agreement, or other than when compelled to testify under oath by subpoena, regulation, or court order.

(d) The Company agrees to instruct the members of the Board and officers of the Company who are subject to the requirements of Section 16 of Securities Exchange Act of 1934, as amended, not to disparage Executive in any way, other than as part of the judicial, arbitration, or other dispute resolution process in connection with any litigation, mediation, arbitration, or other judicial proceeding arising under any claim brought in connection with this Agreement, or other than when compelled to testify under oath by subpoena, regulation, or court order.

(e) For purposes of this Section 12, the term “Business” shall mean the business of the delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet.

13. Injunctive Relief.

(a) Executive acknowledges that breach of the provisions of Sections 11 or 12 of this Agreement would result in irreparable injury and permanent damage to the Company and its affiliates, which prohibitions or restrictions Executive acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company and its affiliates. Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 11 and/or 12 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by the Company and its affiliates from a breach by Executive.

(b) Executive therefore agrees (i) that, in the event of a breach of Sections 11 or 12 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof, (ii) to waive and not to assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (iii) not to require that the Company submit proof of the economic value of any Trade Secret, and (iv) to waive, and not to require, that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

14. Certain Additional Payments.

(a) Subject to Section 14(g), if it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 14 shall not be conditioned upon Executive’s termination of employment.

(b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm (as defined below). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days following the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the change of control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 14(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine;

provided, further, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and

provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 14(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 14(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 14(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax

(and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 14(c) that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 14, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

(f) The following terms shall have the following meanings for purposes of this Section 14:

“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity, or group effecting the Change in Control.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Parachute Value” of a Payment means the present value as of the date of the “change of ownership or control” for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(g) In the event that a Change in Control has not been consummated by December 31, 2018, the provisions of this Section 14 shall cease to be of any force and effect (it being understood that if a Change in Control occurs on or prior to December 31, 2018, this Section 14(g) shall have no application and the provisions of Sections 14(a)–14(f) shall remain in full force and effect).

15. Invalidity of Any Provision. It is the intention of the parties hereto that Sections 11 through 13 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement to render the same valid and enforceable.

16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

17. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive or Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

18. License. To the extent that any pre-existing materials are contained in the materials Executive delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (a) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof, and (b) authorize others to do any of the foregoing. Executive shall notify Company in writing of any and all pre-existing materials delivered to the Company by Executive.

19. Release. Executive acknowledges that Executive may provide the image, likeness, voice, or other characteristics of Executive in the services, materials, computer programs, and other deliverables that Executive provides as a part of this Agreement. Executive hereby consents to the use of such characteristics of Executive by the Company in the products or services of the Company and its affiliates and releases the Company and its affiliates and their respective agents, contractors, licensees, and assigns from any claims that Executive has or may have for invasion of privacy, right of publicity, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

20. Severability. If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

21. Legal Fees. Following a Change in Control, the Company shall pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive), at any time from such Change in Control through Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control) to the fullest extent permitted by law, all legal fees and expenses that Executive may reasonably incur following such Change in Control as a result of any contest by the Company, any of its affiliates, Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the entitlement to or amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for under Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.

22. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client, or any other person or entity.

23. Modification. This Agreement may be modified only by agreement in writing signed by both the Company and Executive.

24. Governing Law. This Agreement shall be governed in all aspects by the laws of the State of New York without regard to its rules governing conflicts of law.

25. Section Headings. The section headings are included for convenience and are not intended to limit or affect the interpretation of this Agreement.

26. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:

Bankrate, Inc.

1675 Broadway, 22nd Floor

New York, NY 10019

Attention: General Counsel

E-mail: legal@bankrate.com

To Executive:

At the address on file with the Company

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 26.

27. “Key Employee” Insurance. The Company shall have the option, but not the obligation, to obtain on the life of Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming the Company as beneficiary. Selection of such insurance policy shall be in the sole and absolute discretion of the Board. Executive shall cooperate fully with the Company, the Board, and the insurer in applying for, obtaining, and maintaining such life insurance, by executing and delivering such further and other documents as the Company, the Board, and/or the insurer may request from time to time, and doing all matters and things that may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

28. Indemnification. The Company agrees, to the extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws, to defend, indemnify, and hold harmless Executive against any and all loss, damage, liability, and expense, including, without limitation, reasonable attorneys’ fees, disbursements, court costs, and any amounts paid in settlement and the costs and expenses of enforcing this Section 28, which may be suffered or incurred by Executive in connection with the provision of Executive’s services hereunder, including, without limitation, any claims, litigations, disputes, actions, investigations, or other matters; provided that such loss, damage, liability, or expense (i) arises out of or in connection with the performance by Executive of Executive’s obligations under this Agreement and (ii) is not the result of any material breach by Executive of Executive’s obligations hereunder; and provided, further, that Company shall be under no obligation to defend, indemnify, or hold harmless Executive if Executive has acted with gross negligence or willful misconduct. In addition to the foregoing, the Company agrees to provide Executive with coverage under a directors’ and officers’ insurance policy to the same extent as the Company currently provides its executive officers generally.

29. Dispute Resolution.

(a) Except as provided in Section 29(c), any and all controversies, disputes, or claims arising under this Agreement shall be submitted for arbitration in accordance with the rules of the American Arbitration Association in effect as of the date hereof. Arbitration shall take place at an appointed time and place in New York, New York. Each party hereto shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within 15 calendar days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within 30 calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either party. The arbitration shall be instead of any civil litigation; this means that Executive and the Company are each waiving any rights to a jury trial.

(b) Subject to Section 29(c), arbitration under this Section 29 shall be the sole and exclusive forum and remedy for resolution of controversies, disputes, and claims of any kind or nature, whether or not presently known or anticipated, including any purported controversies, disputes, or claims not arising under contract, between the parties to this Agreement, and no recourse shall be had to any other judicial or other forum for any such resolution. The award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief. Subject to Section 21 (which shall apply following Change in Control), all costs and expenses of arbitration (including fees and disbursements of counsel and experts) shall be borne by the respective party incurring such costs and expenses, except that each party shall bear one-half of the aggregate fees and disbursements of the arbitrators and costs of the American Arbitration Association. Any award of the majority of arbitrators shall be binding and not subject to judicial appeal or review of the award, including, without limitation, any proceedings under Sections 9 and 10 of the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any comparable provision for review of an arbitral award under any comparable statute or law of any jurisdiction, all rights to which are hereby expressly waived by the parties. Executive and the Company knowingly and voluntarily agree to this arbitration provision. Subject to the preceding sentence, the United States District Court for the Southern District of New York and the courts of the State of New York shall have sole and exclusive jurisdiction solely for the purpose of entering judgment upon any award by the majority of arbitrators.

(c) Notwithstanding the foregoing, nothing herein shall limit either party to this Agreement from seeking and obtaining injunctive relief from a court of competent jurisdiction in accordance with applicable law to enforce the rights and obligations set forth in Sections 9, 11, 12, and 13.

(d) Any civil action or legal proceeding arising out of or relating to this Agreement (including under Section 29(c) or to enforce an arbitration award) shall be brought in the courts of record of the State of New York in Manhattan or the United States District Court for the Southern District of New York located in Manhattan. Each party consents to the jurisdiction of such New York courts in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such New York courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure, or local rules.

30. Section 409A of the Code.

(a) The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(c) Notwithstanding anything to the contrary in this Agreement, if any amounts payable or benefits to be provided to Executive under this Agreement constitute deferred compensation within the meaning of Section 409A of the Code (including by reason of the separation pay and benefits under this Agreement being aggregated with the separation pay and benefits under another arrangement to which Executive and the Company or any of its affiliates are a party or in which Executive is an eligible participant), (i) if Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the Date of Termination on account of Executive’s separation from service shall instead be paid on the first business day of the seventh month following Executive’s “separation from service” within the meaning of Section 409A of the Code; (ii) if Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of Executive’s estate within 30 days after the date of Executive’s death; and (iii) in no event shall the date of termination of Executive’s employment be deemed to occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

31. Entire Agreement. This Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements, and understandings, whether oral or written, relating to the subject matter hereof (including, without limitation, the Prior Agreement). The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

32. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION 32.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BANKRATE, INC.

By:	/s/ Steven D. Barnhart
	Name:	Steven D. Barnhart
	Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Kenneth S. Esterow
Kenneth S. Esterow

[Signature Page to A&R Executive Employment Agreement – Esterow]

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of the [Date], by and between Bankrate, Inc., a Delaware corporation (the “Company”) and Kenneth S. Esterow (“Executive”). All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Amended and Restated Executive Employment Agreement, dated as of July 2, 2017 (the “Employment Agreement”), by and between the Company and Executive.

WHEREAS, the Employment Agreement sets forth the terms and conditions of Executive’s termination of employment with the Company and Section 8(e) of the Employment Agreement requires that, for Executive to receive certain payments and benefits set forth in the Employment Agreement, that Executive execute a release of claims against the Company and its affiliates;

WHEREAS, Executive’s employment terminated effective as of [Date];

WHEREAS, the terms of this Agreement are the products of mutual negotiation and compromise between the Company and Executive;

WHEREAS, the meaning and effect and terms of this Agreement have been fully explained to Executive;

WHEREAS, Executive is hereby advised, in writing, by the Company that Executive should consult with an attorney prior to executing this Agreement; and

WHEREAS, Executive has carefully considered other alternatives to executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Executive agree as follows:

1. Release.

(a) In consideration of the payments and benefits set forth in the Employment Agreement, Executive, for himself or herself and, to the maximum extent permitted by law, on behalf of each of his or her agents, representatives, heirs, executors, administrators, assigns, and successors (collectively, the “Releasing Parties”), hereby unequivocally, fully, and irrevocably releases, waives, and discharges the Company and its former, current, or future officers, directors, agents, representatives, and employees, all affiliates of the Company, and all former, current, or future officers, directors, agents, representatives, and employees of any such affiliates, as well as all employee benefit plans (collectively, the “Released Persons”) from any and all past, present, direct, indirect and/or derivative liabilities, claims, rights, actions, causes of action, counts, obligations, sums of money due, attorneys’ fees, costs, judgments, suits, debts, covenants, agreements, promises, demands, damages, and charges of whatever kind or nature, known or unknown, in law or in equity, asserted or that could have been asserted, under federal, state, or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964,

The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (except for benefits that are or become vested prior to the last day of Executive’s employment with the Company, which are not affected by this Agreement), the Immigration Reform and Control Act, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Age Discrimination and Employment Act of 1967 (as amended by the Older Workers Benefit Protection Act of 1993) (“ADEA”), the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the New York City Human Rights Law, the New York State Human Rights Law, the New York State Labor Law, the New York wage and wage-hour laws, the Minimum Wage Law, as well as all other similar civil rights laws and other employment-related statutes), or common law or the laws of any other relevant jurisdiction, from the beginning of time up to and including the date of this Agreement, arising from or out of, based upon, in connection with or otherwise relating in any way to (i) the Employment Agreement, (ii) Executive’s employment with the Company and relationship with any of its affiliates, and/or (iii) the circumstances by which the Employment Agreement was terminated and by which Executive ceased to be employed by the Company (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include the Company’s obligations pursuant to its employee benefit plans, and Section 8 of the Employment Agreement.

(b) In further consideration of the payments and benefits set forth in the Employment Agreement, the Releasing Parties hereby unconditionally release, waive, and forever discharge Released Persons from any and all Released Claims that the Releasing Parties may have as of the date of this Agreement arising under ADEA. To effectuate the release, waiver, and discharge of all ADEA rights and claims, this Agreement is intended to comply with the requirements of the Older Workers Benefit Protection Act of 1993. By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Agreement and to have such attorney explain to him or her the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than [45][21] calendar days to consider the terms of this Agreement and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement. Executive also understands that Executive has seven calendar days following the date on which Executive signs this Agreement within which to revoke the release contained in this Section 1(b), by providing a written notice of revocation of the release and waiver contained in this Section 1(b) to the Company at the address set forth in Section 26 of the Employment Agreement. Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, in the event of any such revocation by Executive, all obligations of the Company that are subject to Executive’s execution (and non-revocation) of this Agreement under the Employment Agreement shall terminate and be of no further force and effect as of the date of such revocation.

(c) Any Released Person released from any Released Claim pursuant to this Section 1 may plead this Agreement as a complete defense, discharge, and bar to any action, claim, or demand brought in respect of such Released Claim in contravention of this Agreement.

(d) The Releasing Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those that they now know, anticipate, or believe to be true related to or concerning the Released Claims. The Releasing Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Releasing Party. It is nonetheless the intent of the Releasing Parties to give a full, complete, and final release and discharge of the Released Claims. In furtherance of this intention, the release herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the Releasing Parties expressly waive and relinquish any and all provisions, rights, and benefits conferred by any law of the United States or of any state or territory of the United States, or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims that a party does not know or suspect to exist in its favor at the time of executing the release, which if known by such party might have affected such party’s settlement.

2. Acknowledgments and Affirmations.

(a) Executive affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled for all hours worked during Executive’s term of employment with the Company. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Executive affirms that all of the Company’s decisions regarding the pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

(b) Executive affirms that Executive has no known workplace injuries or occupational diseases.

(c) Executive affirms that Executive has not divulged any proprietary or confidential information of the Company or any of its affiliates and will continue to maintain the confidentiality of such information consistent with the Company’s policies, the Employment Agreement, and/or common law.

(d) Executive affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

(e) Executive affirms that Executive does not have any current charge, claim, or lawsuit against one or more of the Released Persons pending before any local, state, or federal agency or court regarding Executive’s employment and the termination of Executive’s employment. Executive understands that nothing in this Agreement prevents Executive from filing a charge or complaint or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state, or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement, Executive is giving up any right to monetary recovery that is based on any of the claims Executive has released. Executive also understands that if Executive files such a charge or complaint, Executive has, as part of this Agreement, waived Executive’s right to receive any remuneration beyond what Executive receives pursuant to the Employment Agreement.

(f) Executive affirms that at the time of considering or executing this Agreement, Executive was not affected or impaired by illness, use of alcohol, drugs, or other substances or otherwise impaired. Executive is competent to execute this Agreement and knowingly and voluntarily waives any and all claims Executive may have against the Released Persons. Executive certifies that Executive is not a party to any bankruptcy, lien, creditor-debtor, or other proceedings that would impair Executive’s right or ability to waive all claims Executive may have against the Released Persons.

3. Cooperation. Executive agrees to cooperate with and, subject to Executive’s other employment obligations, to make himself reasonably available to the Company, as the Company may reasonably request, to assist it in any matter, including giving truthful testimony in any potential or filed litigation, arbitration, mediation, or similar proceeding involving the Company, over which Executive has knowledge or information. The Company will reimburse Executive for any and all reasonable expenses incurred in connection with Executive’s compliance with this Section 3.

4. Employment Agreement. Sections 8, 9, 10, 11, 12, 13, 24, and 29 of the Employment Agreement are incorporated herein by reference. Notwithstanding anything in this Agreement to the contrary, the Employment Agreement shall remain in full force and effect in accordance with its terms and shall be in no way impaired, amended, or invalidated by this Agreement.

5. Neutral Reference. The Company will provide Executive with no less than a neutral reference to any entity other than the Released Persons. A neutral reference shall mean that prospective employers will be advised only as to the dates of Executive’s employment and Executive’s most recent job title. Last salary may be provided if Executive provides a written release for same.

6. Indemnification and Advancement. Executive has a right to indemnification and advancement from and by the Company, to the extent in existence as of the date hereof pursuant to the Company’s bylaws, and such right to indemnification and advancement shall survive the termination of Executive’s employment in accordance with such bylaws and applicable law. By way of clarification, if a matter is eligible for indemnification pursuant to the bylaws, “advancement” includes the advancement to Executive of such sums as may be necessary to defend the matter, including reasonable retainer and attorneys’ fees, costs, and expenses, as they become due.

7. Directors’ and Officers’ Coverage. The Company represents that it had directors’ and officers’ (“D&O”) insurance coverage, including “tail coverage,” during Executive’s employment with the Company, and that Executive was covered under such D&O coverage for the period Executive served as an employee or officer of the Company. Executive shall continue to be entitled to the benefits of such coverage with respect to Executive’s services performed for the Company through Executive’s termination date, subject to the applicable terms of the applicable policies. The D&O coverage provided by the Company will continue after the termination of Executive’s employment and status as an officer, and the Company presently intends to continue such coverage indefinitely at existing (or greater) levels (other than to the extent the foregoing is limited as to all current and former officers and directors covered by the applicable policies).

8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided, however, that, notwithstanding anything in this Agreement to the contrary, any invalidation of Executive’s release given in Section 1 of this Agreement shall release the Company from its other obligations under the Employment Agreement that are subject to Executive’s execution (and non-revocation) of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF ITS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

*    *    *    *

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AN AGREEMENT. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS, AND WAIVES ANY AND ALL CLAIMS EXECUTIVE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT. IF THIS DOCUMENT IS RETURNED EARLIER THAN [45][21] DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONAL ACKNOWLEDGES AND WARRANTS THAT EXECUTIVE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE [45][21]-DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF [45][21] DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement now voluntarily and knowingly execute this Agreement as of the date first written above.

BANKRATE, INC.

By:
Name:
Title:

EXECUTIVE

Kenneth S. Esterow

[Signature Page to Separation and Release Agreement]